(202) 274-2020

December 15, 1999

The Board of Directors
First Federal Savings and Loan Association of Olathe
100 East Park Street
Olathe, Kansas 66061

                  Re:      First Federal of Olathe Bancorp, Inc.
                           Common Stock Par Value $ 0.01 Per Share
                           ---------------------------------------


Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of First Federal of Olathe Bancorp, Inc. (the "Company") Common Stock, par value $0.01 per share ("Common Stock"). We have reviewed the Company's Articles of Incorporation, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2 and sale of the Common Stock in accordance with the discussion set for tin the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with its Registration Statement on Form SB-2, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Legal and Tax Matters."



                                Very truly yours,

                                LUSE LEHMAN GORMAN POMERENK & SCHICK
                                A PROFESSIONAL CORPORATION


                                /s/ Robert I. Lipsher
                                --------------------------
                                By: Robert I. Lipsher